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MERRILL LYNCH & CO.
WORLD FINANCIAL CENTER
NORTH TOWER
NEW YORK, NEW YORK 10281
TEL: 1-888-ML4-TNDR (TOLL FREE)
     (1-888-654-8637 (TOLL FREE))

                                FIRST USA, INC.

                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                       9.33% SERIES A CAPITAL SECURITIES
                                      AND
                       9.33% SERIES B CAPITAL SECURITIES
                                       OF
                           FIRST USA CAPITAL TRUST I
                    AT $1,155 PER $1,000 LIQUIDATION AMOUNT
           (PLUS ACCUMULATED AND UNPAID DISTRIBUTIONS UP TO, BUT NOT
                        INCLUDING, THE SETTLEMENT DATE)

                                                                    June 2, 1997

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 30, 1997, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     Enclosed for your consideration is an Offer to Purchase dated June 2, 1997 (the 'Offer to Purchase') and a form of Letter of Transmittal (which collectively constitute the 'Offer') relating to the offer by First USA, Inc., a Delaware corporation ('First USA'), to purchase for cash any and all of the 9.33% Series A Capital Securities (the 'Series A Capital Securities') issued and any and all of the 9.33% Series B Capital Securities (together with the Series A Capital Securities, the 'Securities') to be issued by First USA Capital Trust I, a Delaware business trust (the 'Trust'), at $1,155 per $1,000 liquidation amount (plus accumulated and unpaid distributions up to, but not including, the settlement date), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. All Securities validly tendered in the Offer and not withdrawn will be purchased upon the terms and subject to the conditions of the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF SECURITIES BEING TENDERED. THE OFFER IS SUBJECT TO CONSUMMATION OF THE MERGER DESCRIBED IN THE OFFER TO PURCHASE AND TO CERTAIN OTHER CONDITIONS. SEE 'CERTAIN CONDITIONS OF THE OFFER' OF THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Securities registered in your name or in the name of the nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Securities registered in their own names.

     FOR YOUR INFORMATION AND FOR FORWARDING TO YOUR CLIENTS, FOR WHOM YOU HOLD SECURITIES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE, WE ARE ENCLOSING EACH OF THE FOLLOWING DOCUMENTS:

          1. THE OFFER TO PURCHASE dated June 2, 1997.

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          2. A LETTER OF TRANSMITTAL for your use in connection with the tender of the Securities and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

          3. A NOTICE OF GUARANTEED DELIVERY to be used to tender Securities if certificates for the Securities are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary by the Expiration Date.

          4. A return envelope addressed to The Bank of New York, the Depositary.

     YOUR PROMPT ATTENTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 30, 1997, UNLESS THE OFFER IS EXTENDED.

     First USA will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Dealer Manager) for soliciting the tender of Securities pursuant to the Offer. First USA will, however, on request, reimburse such person for customary handling and mailing expenses incurred in forwarding materials in respect of this Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank, trust company or other nominee has been authorized to act as First USA's agent for purposes of this Offer. First USA will pay (or cause to be paid) any transfer taxes on the tender of Securities pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Other than as described above, no fees will be paid to brokers, dealers or others by First USA in connection with the Offer.

     If a Holder desires to tender Securities pursuant to the Offer and such Holder's certificates for Securities are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary by the Expiration Date, such Securities may nevertheless be tendered in accordance with the guaranteed delivery procedures set forth in the Offer to Purchase under the caption 'Procedures for Tendering Securities.'

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be delivered to the Depositary with either certificate(s) representing the Securities tendered, confirmation of their book-entry transfer, or confirmation of surrender through ATOP, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at (212) 440-9800 (call collect for Banks and Brokers) or
(800) 223-2064 (all others), or from brokers, dealers, commercial banks or trust companies.

                                       Very truly yours,

                                       Merrill Lynch & Co.
                                       Merrill Lynch, Pierce, Fenner & Smith
                                                   Incorporated

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FIRST USA, THE TRUST, BANC ONE CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.